HIGHLAND FUNDS I
HIGHLAND FUNDS II
NEXPOINT CREDIT STRATEGIES FUND

RESULTS OF SHAREHOLDER PROXY

Rule 30e-1 under the Investment Company Act of 1940, as amended, titled "Reports to Stockholders of Management Companies," requires registered management companies to report on all subject matters put to the vote of shareholders and provide final results. Accordingly, the Board of Trustees of Highland Funds I solicited a vote by the shareholders for the following items:
At a special joint meeting of shareholders held on December 6, 2013, the results of Proposal I were as follows:

Proposal I:  Election of Trustees.

Highland Funds I:

Trustee Nominees:         No. of Shares   % of Outstanding   % of Voted

Terrence O. Jones    For 208,729,535.6210       90.440%         98.298%
		  Withhold 3,613,413.7640        1.566%          1.702%

John Honis          For  200,416,507.7840       86.838%         94.383%
		 Withhold 11,926,441.6010        5.168%          5.617%

Ethan Powell         For 208,666,749.2350       90.413%         98.269%
		  Withhold 3,676,200.1500        1.593%          1.731%

Dr. Bob Froehlich    For 208,704,127.4640       90.429%         98.286%
	          Withhold 3,638,821.9210        1.577%          1.714%

Timothy K. Hui      For  208,350,097.2640       90.276%         98.120%
		  Withhold 3,992,852.1210        1.730%          1.880%

Bryan A. Ward        For 208,875,587.1270       90.504%         98.367%
		  Withhold 3,467,362.2580        1.502%          1.633%